ISCO International Reports Financial Results for the Second Quarter 2007 and Investor Call

ELK GROVE VILLAGE, IL -- 07/25/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the second quarter 2007. The Company also announced an investor call.

Second Quarter Results

ISCO reported consolidated net revenues of $3.4 million for the three months ended June 30, 2007, similar to the $3.4 million reported during the comparable period of 2006. Gross margins increased to 50% from 40% for the same periods, primarily due to the benefit of continued cost reduction activities. Deferred software revenue was $0.3 million at June 30, 2007, an item that didn't exist at June 30, 2006. The consolidated net loss was $0.8 million for the three months ended June 30, 2007, an improvement from the $1.2 million net loss during the same period of 2006 due to the improvement in gross margins.

For the six-month period ended June 30, 2007, ISCO reported consolidated net revenues of $4.4 million, down from the $4.8 million reported during the first six months of 2006. Gross margins increased to approximately 45% from the 40% reported during the first six months of 2006. As noted above, deferred software revenue was $0.3 million at June 30, 2007, an item that didn't exist at June 30, 2006. The consolidated net loss was $3.2 million for the six months ended June 30, 2007, versus $2.9 million during the same period of 2006. This difference was primarily due to non-cash charges related to equity compensation as described below.

ISCO measures Cash Flow based on EBITDA (earnings before interest, taxes, depreciation and amortization), and adjusted for non-cash equity compensation expense, as an important non-GAAP measure of its performance. On this basis, Cash Flow improved during the second quarter 2007 versus the second quarter of 2006 due to improved supply chain management, inventory utilization and manufacturing efficiencies. For the six-month period ended June 30, 2007, Cash Flow was flat versus the same period last year. Please see the note on non-GAAP financial information attached.

"While we continue to experience demand volatility in our business segment due to structural changes in the industry, we've been able to rebound from a weak first quarter to post a much improved second quarter, particularly when taking into account our improved operational efficiencies and margins," said John Thode, CEO of ISCO. "As we highlighted last quarter, similar to others in our segment, we expect continued improvement in segment demand throughout the year." Thode added, "The recurring revenue stream that we've started to build with the sales of software should become an increasingly significant differentiator for ISCO, particularly as we plan to roll out the first fully digital Adaptive Interference Management solution during the fourth quarter."

Product Update

"As we complete the final stages of the development of our software-based, fully digital Adaptive Interference Management platform, we continue to receive extremely positive validation of our differentiated solution and a growing set of applications, both as a standalone interference management solution as well as several new horizontal products and applications," said Thode. The Company will further discuss these developments in the investor call.

Investor call

An investor call will be held on Wednesday, July 25th, at 4:30pm eastern. To participate in the call domestically, dial 1-800-374-0113. International callers should dial 1-706-758-9607. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-642-1687 (or 1-706-645-9291 for international callers). The passcode for the replay is 7042543.

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link is below.

Webcast link: http://www.b2i.us/external.asp?b=826&id=36731&from=du&L=e

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: GAAP net income (loss) excluding non-cash charges for patent amortization, depreciation and other amortization, equity compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes this measure is useful for the Company and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Management sets operating plans and is evaluated and measured on both net result as well as cash flow as typically measured by EBITDA (earnings before interest, taxes, depreciation and amortization), removing the non-cash impact of equity compensation expense, and thus uses this non-GAAP measure internally on a regular basis.

Non-GAAP Measurement Tables:
                                          Unaudited           Unaudited
                                        3 months ended      3 months ended
                                         June 30, 2007       June 30, 2006
($millions)
Net loss per GAAP                            ($0.8)              ($1.2)

Non-cash Equity Compensation                  $0.3                $0.4
Depreciation and Amortization                 $0.0                $0.0
Accrued Interest                              $0.3                $0.2
                                              ----               ----

Net "Cash Flow" Result                       ($0.2)              ($0.6)
                                              ====               ====

                                          Unaudited           Unaudited
                                        6 months ended     6 months ended
                                         June 30, 2007      June 30, 2006
($millions)
Net loss per GAAP                            ($3.2)             ($2.9)

Non-cash Equity Compensation                  $0.8               $0.6
Depreciation and Amortization                 $0.1               $0.1
Accrued Interest                              $0.5               $0.4
                                              ----               ----

Net "Cash Flow" Result                       ($1.8)             ($1.8)
                                              ====               ====

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

                                                Three Months Ended
                                              June 30,       June 30,
                                                2007           2006
                                          ------------    -------------
                                                    UNAUDITED

  Net sales                               $  3,423,000    $   3,446,000
  Costs and expenses:
    Cost of sales                            1,703,000        2,059,000
    Research and development                   662,000          474,000
    Selling and marketing                      671,000          852,000
    General and administrative                 982,000        1,119,000
                                          ------------    -------------

  Total costs and expenses                   4,017,000        4,504,000

  Operating loss                          $   (594,000)   $  (1,058,000)

  Other income (expense):
    Interest income                             18,000           21,000
    Interest expense                          (256,000)        (194,000)
                                          ------------    -------------
  Total other income (expense)            $   (238,000)   $    (173,000)

  Net loss                                $   (832,000)   $  (1,231,000)

  Basic and diluted loss per common
   share                                  $      (0.00)   $       (0.01)

  Weighted average number of common
   shares outstanding                      190,766,000      184,411,000

                                                 Six Months Ended
                                              June 30,       June 30,
                                               2007           2006
                                          ------------    -------------
                                                    UNAUDITED

  Net sales                               $  4,376,000    $   4,772,000
  Costs and expenses:
    Cost of sales                            2,412,000        2,889,000
    Research and development                 1,283,000          938,000
    Selling and marketing                    1,254,000        1,483,000
    General and administrative               2,181,000        2,059,000
                                          ------------    -------------

  Total costs and expenses                   7,131,000        7,369,000

  Operating loss                          $ (2,755,000)   $  (2,597,000)

  Other income (expense):
    Interest income                             36,000           52,000
    Interest expense                          (511,000)        (386,000)
                                          ------------    -------------
  Total other income (expense)            $   (474,000)   $    (334,000)

  Net loss                                $ (3,229,000)   $  (2,931,000)

  Basic and diluted loss per common
   share                                  $      (0.02)   $       (0.02)

  Weighted average number of common
   shares outstanding                      190,413,000      183,993,000

Selected Balance Sheet Information:        (unaudited)
                                             June 30,      December 31,
                                              2007             2006
                                          ------------    -------------

    Cash and equivalents                  $  2,293,000    $   2,887,000
    Working Capital excl. Debt            $  7,959,000    $   9,874,000
    Total Assets                          $ 24,004,000    $  26,875,000
    Debt, short term and long term,
     including related accrued interest   $ 15,439,000    $  16,428,000
    Stockholders' Equity                  $  7,209,000    $   8,164,000

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com